Exhibit 99.2



               HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES
                              55 North Main Street
                             Niles, Ohio 44446-5097
                                 (330) 652-2539



                      NOTICE OF SPECIAL MEETING OF MEMBERS



         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Home Federal Savings and Loan Association of Niles ("Home Federal" or the "Association") will be held at the main office of the Association located at 55 North Main Street, Niles, Ohio, on ________ __, 1998 at __:__ _.m., Niles, Ohio time. The purpose of this Special Meeting is to consider and vote upon:


         A plan to convert the Association from a federally chartered mutual savings association to a federally chartered stock savings association, including the adoption of a federal stock savings association charter and bylaws, with the concurrent sale of all the Association's common stock to First Niles Financial, Inc., a Delaware corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock; and


such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors and borrowers of the Association at the close of business on _______ __, 1998, who continue to be depositors and borrowers of the Association as of the date of the Special Meeting. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           /s/
                                           -------------------------------------
                                           William L. Stephens
                                           President and Chief Executive Officer

Niles, Ohio
________ __, 1998



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          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                 FOR APPROVAL OF THE PROPOSAL BY COMPLETING THE
                   ENCLOSED PROXY CARD AND RETURNING IT IN THE
                    ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS
                     POSSIBLE. YOUR VOTE IS VERY IMPORTANT.
--------------------------------------------------------------------------------



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                         SUMMARY OF PROPOSED CONVERSION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         Under its present "mutual" form of organization, Home Federal has no stockholders. Its deposit account holders and borrowers are members of the Association and have voting rights in those capacities. In the unlikely event of liquidation, the Association's deposit account holders would have the sole right to receive any assets of the Association remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Association would be converted into a federally chartered savings association organized in stock form, and all of the Association's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering (the "Subscription Offering") to (1) account holders with an account balance of $50 or more on March 31, 1997 ("Eligible Account Holders"), (2) tax-qualified employee plans of the Association and the Holding Company ("Tax-Qualified Employee Plans"), provided however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the appraisal range,
(3) account holders of the Association with an account balance of $50 or more as of __________ __, 1998 ("Supplemental Eligible Account Holders"), (4) certain other members of the Association as of ________ __, 1998 who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") and
(5) employees, officers and directors of the Association. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

         To the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer and sell the remainder of the Common Stock in a direct community offering ("Direct Community Offering") or public offering ("Public Offering") through Charles Webb & Company ("Webb"), a division of Keefe, Bruyette & Woods, Inc., to selected persons to whom a prospectus (the "Prospectus") is delivered. The Subscription Offering and the Public Offering and/or Direct Community Offering are referred to collectively as the "Offering." Voting and liquidation rights with respect to the Association would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Association, and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion - Liquidation Rights of Depositor Members."

         THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE CONVERSION.


Business Purposes Net Conversion proceeds are expected to increase the capital for Conversion of Home Federal, which will support the existing and possible  expansion of its financial services to the public.
                    The  conversion  to  stock  form  and the  use of a  holding company  structure  are also expected to enhance its ability
                    to  expand  through   possible   mergers  and   acquisitions
                    (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets. The Association will continue to be subject to comprehensive regulation and examination by the Office of Thrift Supervision, Department of Treasury ("OTS") and the
                    Federal Deposit Insurance Corporation ("FDIC").


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Subscription        As part of the Conversion, Common Stock is being offered for
Offering            sale  in  the  Subscription   Offering,  in  the  priorities
                    summarized below, to the Association's (1) Eligible Account Holders, (2) Tax-Qualified Employee Plans, (3) Supplemental
                    Eligible   Account  Holders  (4)  Other  Members,   and  (5)
                    employees, officers and directors. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered in connection with the Public
                    Offering and/or Direct Community Offering for sale to selected persons through Webb.

Subscription        Each Eligible Account Holder has been given non-transferable
Rights of Eligible rights to subscribe for an amount equal to the greater of Account Holders $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Subscription Offering, or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.

Subscription        The  Association's  Tax-Qualified  Employee  Plans have been
Rights of Tax-      given non-transferable rights to subscribe, individually and
Qualified           in the  aggregate,  for up to 10%  of the  total  number  of
Employee Plans      shares  sold  in  the  Conversion   after   satisfaction  of
                    subscriptions of Eligible Account Holders. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

Subscription        After  satisfaction  of  subscriptions  of Eligible  Account
Rights of           Holders and Tax- Qualified Employee Plans, each Supplemental
Supplemental        Eligible  Account  Holder (other than directors and officers
Eligible Account    of the Association) has been given  non-transferable  rights
Holders             to subscribe  for an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Conversion, or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible
                    Account Holder.

Subscription        Each Other Member has been given non-transferable  rights to
Rights of Other     subscribe  for an amount equal to the greater of $150,000 of
Members             Common Stock or one-tenth of one percent of the total number of shares offered in the Conversion  after  satisfaction  of the  subscriptions  of the  Association's  Eligible  Account
                    Holders,   Tax-Qualified  Employee  Plans  and  Supplemental
                    Eligible Account Holders.


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Subscription        Each  individual  employee,  officer  and  director  of  the
Rights of           Association  has been  given the right to  subscribe  for an
Association         amount  equal to the  greater of  $150,000  of Common  Stock
Personnel           after  satisfaction of the subscriptions of Eligible Account
                    Holders, Tax-Qualified Employee Plans, Supplemental Eligible
                    Account Holders and Other Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 24% of the total shares offered in the Conversion.

Public Offering     Subject to prior rights of holders of  subscription  rights,
and/or Direct       the Holding Company may also offer the Common Stock for sale
Community Offering  to selected persons through Webb in a Public Offering and/or
                    Direct Community Offering.

Purchase            No person,  together with associates,  and persons acting in
Limitations         concert,  may purchase more than $300,000 of Common Stock in the Conversion. The aggregate purchases of directors and executive officers and their associates may not exceed 34% of the total number of shares offered in the Conversion.
                    These purchase limitations do not apply to the Association's
                    Tax-Qualified Employee Plans.

Expiration Date     All  subscriptions  for Common Stock in connection  with the
                    Subscription  Offering must be received by noon, Niles, Ohio
                    Time on _____ __, 1998.

How to Subscribe    For  information  on how to subscribe for Common Stock being
for Shares          offered  in  the  Subscription  Offering,  please  read  the
                    Prospectus and the order form and instructions  accompanying
                    this  Proxy   Statement.   Subscriptions   will  not  become
                    effective until the Plan of Conversion has been approved by the Association's members and all of the Common Stock offered in the Conversion has been subscribed for or sold in the Offering or through such other means as may be approved by the OTS.

Price of Common     All sales of Common  Stock in the  Offering  will be made at
Stock               the same price per share which is  currently  expected to be
                    $10.00 per share on the basis of an independent appraisal of the  pro  forma  market  value  of the  Association  and the
                    Holding  Company  upon   Conversion.   On  the  basis  of  a
                    preliminary   appraisal   by  Keller   and   Company,   Inc.
                    ("Keller"), which has been reviewed by the OTS, a minimum of 1,670,000 and a maximum of 2,270,000 shares will be offered in the Conversion. See "The Conversion - Stock Pricing and
                    Number of Shares to be Issued" in the Prospectus.

Tax Consequences    The  Association  has  received an opinion  from its special counsel,  Silver,  Freedman & Taff, L.L.P., stating that the
                    Conversion  is a  nontaxable  reorganization  under  Section
                    368(a)(1)(F)  of the Internal  Revenue Code. The Association
                    has also received an opinion from Anness, Gerlich & Williams
                    stating   that  the   Conversion   will  not  be  a  taxable
                    transaction for Ohio income tax purposes.

Required  Vote      Approval  of  the  Plan  of  Conversion   will  require  the
                    affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.


                          YOUR BOARD OF DIRECTORS URGES
                     YOU TO VOTE FOR THE PLAN OF CONVERSION

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               HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES

                                 PROXY STATEMENT

           SPECIAL MEETING OF MEMBERS TO BE HELD ON ________ __, 1998

                               PURPOSE OF MEETING



         This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Home Federal Savings and Loan Association of Niles ("Home Federal" or the "Association") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Association to be held at the Association's main office located at 55 North Main Street, Niles, Ohio, on ________ __, 1998 at __:__ _.m., Niles, Ohio time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Association would be converted (the "Conversion") from a federally chartered mutual savings association into a federally chartered stock savings association, the concurrent sale of all the common stock of the stock savings association to First Niles Financial, Inc. (the "Holding Company"), a Delaware corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock").


                    RECOMMENDATION OF THE BOARD OF DIRECTORS


         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.


         The Association is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Association's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Association, will substantially increase the Association's net worth. The Holding Company will exchange 50% of the net proceeds from the sale of the Common Stock for the common stock of the Association to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization, a portion of which the Holding Company intends to lend to the Association's Employee Stock Ownership Plan (the "ESOP") to fund its purchase of Common Stock. This increased capital will support the existing and possible expansion of the Association's financial services to the public. The Board of Directors of the Association also believes that the conversion to stock form and the use of a holding company structure will enhance the Association's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

         The Board of Directors of the Association believes that the Conversion will further benefit the Association by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. The Board of Directors of the Holding Company intends to adopt a stock option and incentive plan and a recognition and retention plan, subject to approval of Holding Company stockholders following completion of the Conversion. See "Management of the Association - Benefit Plans" in the accompanying Prospectus.

         Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

         THE OFFICE OF THRIFT SUPERVISION ("OTS") HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE ASSOCIATION'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

         The Board of Directors of the Association has fixed , 1998 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Association depositors and borrowers are members of the Association under its current charter. All Association depositors and borrowers of record as of the close of business on the Voting Record Date who continue to be depositors and borrowers as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

         Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Association as of the Voting Record Date, up to a maximum of 400 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 400 vote limitation. For example, if two persons hold a $40,000 account in their joint names and each of the persons also holds a separate account for $40,000 in his own name, each person would be entitled to 400 votes for each separate account and they would together be entitled to cast 400 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Association, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion. Each member borrower is entitled to one vote in addition to any other vote the borrower may otherwise have.


         Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. As of _______ __, 1998, the Association had approximately ______ members who were entitled to cast a total of approximately _________ votes at the Special Meeting.


         Association members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Association, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.


         All properly executed proxies received by the Board of Directors of the Association will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

         If a proxy is not executed and is returned and the member does not vote in person, the Association is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.


         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Association, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, Webb will assist the Association in the solicitation of proxies. Such persons will be reimbursed by the Association for their expenses incurred in connection with such solicitation. The Association will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                      DESCRIPTION OF THE PLAN OF CONVERSION

         The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of amended charter and bylaws for the Association to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Association's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of March 31, 1997;

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(ii) Tax-Qualified  Employee Plans, (iii) Supplemental  Eligible Account Holders
(deposit account holders with an account balance of $50 or more as of __________ __, 1998); (iv) Other Members (deposit account holders eligible to vote at the Special Meeting who are not as Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Association's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered to selected persons in connection with the Public Offering and/or Direct Community Offering through Webb.

         THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE ASSOCIATION AND THE HOLDING COMPANY, ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING EXPIRES AT NOON, NILES, OHIO TIME ON ________ __, 1998 UNLESS EXTENDED BY THE ASSOCIATION AND THE HOLDING COMPANY.

         The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Association and the Holding Company with the approval of the OTS. This 45-day period expires ________ __, 1999 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Association and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

         The Public Offering and/or Direct Community Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the completion of the Subscription Offering. No sales of shares may be completed, either in the Subscription Offering or otherwise, unless the Plan of Conversion is approved by the members of the Association.

         The commencement and completion of the Offering, however, is subject to market conditions and other factors beyond the Association's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete Offering of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Association and the Holding Company from the sale of the Common Stock. The Association and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

         The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a complete copy of which is attached hereto. The Association's federal stock charter and bylaws that will become effective upon completion of the Conversion are available from the Association upon request. A copy of the Holding Company's certificate of incorporation and bylaws are also available from the Association upon request.

Principal Effects of Conversion

         Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

         Borrowers. The rights and obligations of borrowers under their loan agreements with the Association will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

         Voting Rights of Members. Under the Association's current federal mutual charter, depositors and borrowers have voting rights as members of the Association with respect to the election of directors and certain other affairs of

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the Association.  After the Conversion,  exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Association. Depositors and borrowers will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

         Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Association, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Association, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Association at the time of liquidation. After the Conversion, the assets of the Association would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Association's outstanding common stock. The Association's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Association in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Association to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Association's sole stockholder. In addition, the Association's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Association as of the date of the Association's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on March 31, 1997 or ________ __, 1998, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Association is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

         The Association. Under federal law, the stock savings bank resulting from the Conversion will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Association prior to the Conversion. The Conversion will enable the Association to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Association, and no assets of the Association will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Association will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Conversion will not cause any change in the executive officers or directors of the Association.

         Tax Consequences. Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service ("IRS") or an opinion letter of the Association's counsel with respect to federal taxation, and either a ruling of the Ohio taxation authorities or an opinion letter with respect to Ohio taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Association or the Association's deposit account holders receiving subscription rights.

         The Association has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P., to the effect that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Association in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association in its stock form will include the period during which the assets were held by the Association in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the Keller Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Offering will commence on the date following the date on which such stock is purchased; (xi) the Association in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of Conversion; (xii) the Association, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based on, among other things, certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Association will receive a letter from Keller (the "Keller Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Direct Community or Public Offering takes place.

         The Association has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Keller Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Association on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the Keller Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Association and/or the Holding Company may be taxable on the distribution of the Subscription Rights.

         With respect to Ohio taxation, the Association has received an opinion from Anness, Gerlich & Williams to the effect that the Ohio tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Anness, Gerlich & Williams, as well as the Keller Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the federal or Ohio tax authorities.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Association casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and Ohio tax consequences of the Conversion.

         The Plan of Conversion may be substantively amended by the Boards of Directors of the Association and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Association alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Association at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Association at the Special Meeting. All interpretations by the Association and the Holding Company of the Plan of Conversion and of the order forms and related materials for the Subscription Offering will be final, except as regards or affects the OTS.

Judicial Review


         Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Association's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.


                             ADDITIONAL INFORMATION


         The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Association and a description of the capitalization and business of the Association and the Holding Company, including the Association's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated herein by reference.

         YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.


         If you have any questions,  please call our Information Center at (___)
___-____.

         IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                                   ----------

         THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

         THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                 REVOCABLE PROXY

                          HOME FEDERAL SAVINGS AND LOAN
                              ASSOCIATION OF NILES


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF NILES.

         The undersigned member of Home Federal Savings and Loan Association of Niles (the "Association") hereby appoints the Board of Directors of the Association as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the main office of the Association, located at 55 N. Main Street, Niles, Ohio, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof to vote FOR or AGAINST:


         The adoption of the Plan of Conversion to convert the Association from a federally chartered mutual savings association to a federally chartered stock savings association, including the adoption of a federal stock savings association charter and bylaws, with the simultaneous issuance of its common stock to First Niles Financial, Inc., a Delaware corporation (the "Company") and sale by the Company of shares of its Common Stock; and

         This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.


         The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Association either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.



             (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                          HOME FEDERAL SAVINGS AND LOAN
                              ASSOCIATION OF NILES



Please Mark Votes Below

Approval of the Plan of Conversion, as amended

Approval of the Plan of Conversion

FOR      o        AGAINST         o




                                                DATE: ____________________, 1998


                                                X  _____________________________


                                                X  _____________________________


                                                IMPORTANT: Please sign your name
                                                exactly  as it  appears  on this
                                                proxy.  Joint accounts need only
                                                one  signature.  When signing as
                                                an   attorney,    administrator,
                                                agent,  cor  poration,  officer,
                                                executor,  trustee or  guardian,
                                                etc., please add your full title
                                                to your signature.


NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.